Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SECURITY BANK CORPORATION

1.

The name by which such corporation is to be known is “Security Bank Corporation.”

2.

The purpose of the corporation is to be a bank holding company pursuant to the Georgia Bank Holding Company Act (Ga. Laws 1976, P. 168, et seq.) and to purchase, own, and hold the stock of banking corporations and other corporations permitted by the laws of the State of Georgia and the laws of the United States. The corporation shall not acquire the stock of any bank until such time as the acquisition has been approved by all applicable bank regulatory agencies.

3.

The corporation shall have the authority to issue 50,000,000 common shares with a par value of $1.00 per share.

4.

The street address and county of the registered office of the corporation shall be 4219 Forsyth Road, Macon, Georgia 31210. The registered agent at such address will be H. Averett Walker.

5.

(a) Except as set forth in subparagraph (b) of this Article 5, the affirmative vote of at least two-thirds (2/3) of all the votes entitled to be cast on the plan by all shares entitled to vote on the plan shall be required to approve:

(i) any plan of merger or share exchange of the corporation with or into any other corporation; and

(ii) any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation to any other corporation, person or other entity.

(b) If two-thirds of the directors of the corporation then in office have approved the Plan of Merger or Plan of Share Exchange and the corporation is the surviving corporation in a plan of merger or the acquiring corporation in a share exchange, shareholder approval is not required if: (1) the articles of incorporation of the corporation will not differ from the articles of the corporation before the merger or share exchange; (2) each share of stock of the corporation outstanding immediately before the effective date of the merger or share exchange is to be an identical outstanding or reacquired share immediately after the merger or share exchange; and (3) the number and kind of shares outstanding immediately after the merger or share exchange, plus the number and kind of shares issuable as a result of the merger or share exchange and by the conversion of securities issued pursuant to the merger or share exchange or the exercise of rights and warrants issued pursuant to the merger or share exchange, will not exceed the total number and kind of shares authorized by the Articles of Incorporation of the corporation immediately before the merger or share exchange.

6.

The directors of the corporation shall not amend these Articles of Incorporation unless the amendment is approved, at a shareholder meeting called for that purpose, by the affirmative vote of the holders of two-thirds (2/3) of all classes of stock entitled to vote in the election of directors.

7.

The Board of Directors of the Corporation shall consist of not less than five (5) nor more than twenty-five (25) persons and shall be divided into three (3) classes: Class I, Class II and Class III which shall be as nearly equal in number as possible. The exact number of directors in each class shall be set by the Board of Directors or resolution of the shareholders adopted at the annual meeting of shareholders by the affirmative vote of a majority of the shares represented at the annual meeting. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of shareholders in 1999, each initial director in Class II shall hold office until the annual meeting of shareholders in 2000 and each initial director in Class III shall hold office until the annual meeting of shareholders in 2001. Directors in all classes shall be elected at the annual meeting of shareholders in 1998. At each annual shareholders meeting held thereafter, directors shall be chosen for a term of three (3) years, as the case may be, to succeed those whose terms expire. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

The maximum number of directors may be increased or decreased from time to time by amendment to this Article; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. In the event of any increase or decrease in the authorized number of directors, each director then serving shall continue as a director of the class of which he or she is a member until the expiration of his current term, or his earlier resignation, removal from office or death. Newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible; provided, however, that there shall be no additional directors elected by the Board until the next meeting of the shareholders called for the purpose of electing directors. Each director shall serve until his successor is elected unless he or she should earlier resign, retire, be disqualified, die or be removed for cause as provided by law.

8.

The directors of the corporation are hereby released, discharged, remised and forgiven for any personal liability of monetary damages for breach of duty of care or other duty as a director to the corporation and its shareholders. All liability of directors to the corporation and its shareholders is hereby eliminated as completely and fully as permitted by O.C.G.A. §14-2-202(b)(4). The elimination of personal liability shall not be applied to:

(a)	Any appropriation, in violation of his or her duties, of any business opportunity of the corporation;

(b)	Acts or omissions which involve intentional misconduct or knowing violation of the law;

(c)	Any transaction from which the director receives an improper personal benefit;

(d)	Any type of liability set forth in O.C.G.A. §14-2-832.

9.

The mailing address of the corporation is 4219 Forsyth Road, Macon, Georgia 31210.

IN WITNESS WHEREOF, the undersigned has set his hand and affixed his seal to these Amended and Restated Articles of Incorporation.

/s/ H. AVERETT WALKER
H. AVERETT WALKER, President and Chief Executive Officer